Exhibit 10.19

Amendment No. 3 to Executive Employment Agreement

This Amendment No. 3 to the Executive Employment Agreement (the “Third Amendment”) is entered into as of April 1, 2018 by and among Tapinator, Inc., a Delaware corporation (the “Company”) and Ilya Nikolayev (“Employee”).

RECITALS

WHEREAS, the Company and Employee are parties to that certain Executive Employment Agreement made as of May 7, 2015 (the “Original Agreement”) and the Company and Employee subsequently entered into that certain Amendment No. 1 to Executive Employment Agreement made as of August 25, 2016 (the “First Amendment”) and that certain Amendment No. 2 to Executive Employment Agreement made as of March 31, 2017 (the “Second Amendment”); and

WHERES, the Company and Employee desire to amend the Original Agreement, the First Amendment and the Second Amendment as set forth in this Third Amendment.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Employee and the Company agree as follows:

1.     Incorporation of Recitals; Defined Terms. The recitals set forth above are hereby incorporated by reference into this Third Amendment. Capitalized terms used, and not otherwise defined herein, shall have the meanings given to such terms in the Original Agreement.

2.     Amendments to Original Agreement.

(a)     As of the date hereof, Section 1 of the Original Agreement is deleted and replaced in its entirety with the following:

“The term of the Original Agreement, including all amendments thereto, shall be for a period of three years commencing on April 1, 2018 and continuing through March 31, 2021 (“Term”), unless otherwise terminated as set in the Original Agreement. The Term shall automatically renew for the two-year period beginning April 1, 2021 and ending March 31, 2023 (the “Renewal Term”) unless either party provides written notice to the other party of non-renewal on or before October 1, 2020.”

(b)     As of the date hereof, Section 3(A) of the Original Agreement is deleted and replaced in its entirety with the following:

“Salary. The Company will pay Employee a bases salary (the “Base Salary”) of $250,000, which shall be payable in accordance with the Company’s standard payroll practices and pro-rated for any partial months; provided however, that such salary shall increase at a rate of ten percent (10%) on January 1st, 2019, and 10% on January 1st of each subsequent year during the Term and during any Renewal Term.”

3.     Miscellaneous. The Original Agreement, the Second Amendment and this Third Amendment contain the entire understanding of the Company and Employee with respect to the subject matter hereof, and supersede all prior representations, agreements and understandings relating to the subject matter hereof, including but not limited to the First Amendment. In the event of an inconsistency between the terms of the Original Agreement and the Second Amendment with respect to the matters the subject matter hereof, this Third Amendment will govern.   Except as explicitly amended by this Third Amendment, the Original Agreement and the Second Amendment shall remain in full force and effect.

[SIGNATURE PAGE FOLLOWS]

In Witness Whereof, the Company and Employee have caused this Amendment No. 3 to Executive Employment Agreement be executed and as of the date referenced above.

Company:

tapinator, inc.

By:	/s/ Robert Crates
Name: Robert Crates
Title: Director

employee:

By:	/s/ Ilya Nikolayez
Name: Ilya Nikolayev

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